Exhibit 99.1

FOR IMMEDIATE RELEASE

Date:	January 22, 2007
Contacts:	Ken Taylor, EVP/CFO
Hope Attenhofer, SVP/Marketing Director
Phone:	(559) 782-4900 or (888) 454-BANK
Website Address:	www.sierrabancorp.com

SIERRA BANCORP REPORTS RECORD YEAR

Porterville, CA – January 22, 2007 – Sierra Bancorp (Nasdaq: BSRR), parent of Bank of the Sierra, today announced its best financial performance ever for the year ended December 31, 2006. Net income for 2006 totaled $19.2 million, a 19% increase relative to 2005, and gross loans and leases increased by $147 million, or 20%, during the year. Diluted earnings per share were $1.87 for 2006, representing an increase of 20% over earnings per share in 2005. Net income for the fourth quarter of 2006 was $4.7 million, a 9% increase relative to fourth quarter 2005. Diluted earnings per share were $0.46 for the quarter, an increase of 10% in comparison to diluted earnings per share of $0.42 in the fourth quarter of 2005.

Sierra Bancorp’s return on average equity was 22.75% in 2006 compared to 21.47% in 2005, and its return on average assets was 1.70% in 2006 and 1.59% in 2005. The Company generated a fourth quarter return on average equity of 21.18% in 2006 versus 22.27% in 2005, while return on assets was 1.59% for the fourth quarter of 2006 as compared to 1.66% in the fourth quarter of 2005.

“Bank of the Sierra has posted record results in 23 of the last 24 years, and we are delighted with the high level of financial performance we have been able to maintain relative to our peer banks,” commented James C. Holly, President and CEO. “Just as important, we received an award earlier this year for being the best bank to work for in the Central Valley,” Holly noted, “which validates our efforts to maintain a positive, team-oriented environment. This enhances our ability to attract capable, highly-motivated people, which is directly correlated to our strong financial performance.”

Financial Highlights

The most significant factor in the Company’s profit improvement in 2006 was net interest income, which was up by $4.8 million, or 10%, relative to 2005, due primarily to 11% growth in average interest-earning assets. The annual increase in net interest income would have been even greater if not for the recovery of $536,000 in interest and fees in the third quarter of 2005, on a previously charged-off loan that was sold. For the fourth quarter of 2006 compared to 2005, net interest income was up by $695,000, or 5%, on a 15% increase in average interest-earning assets. The growth in interest-earning assets in 2006 was relatively low-margin growth since it was primarily funded by higher-cost borrowings from the Federal Home Loan Bank (FHLB) and time deposits. The Company’s net interest margin has tightened because of this, and also because changes in its margin are correlated with movement in short-term interest rates. Rising short-term interest rates tend to benefit the Company, but when rates stop increasing, as in the latter half of 2006, or start falling, its margin declines. The Company’s tax-equivalent net interest margin was 5.58% in 2006, down from 5.64% in 2005, although about 5 basis points of the 2005 net interest margin is the result of the aforementioned interest recovery. The Company’s net interest margin was 5.34% for the fourth quarter of 2006, relative to 5.79% in the fourth quarter of 2005.

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Sierra Bancorp Financial Results

January 22, 2007

Although robust loan growth was a key factor in the Company’s 2006 performance, improvement in non-interest income and a relatively low increase in non-interest operating expense also had a significant impact. Non-interest income grew by 21% for the year and by 65% for the quarter, compared to 2005. Service charges on deposits increased 9% in 2006 relative to 2005 despite only a 2% increase in average transaction account balances, and fell less than 1% for the fourth quarter despite a 7% drop in average transaction account balances. The improved ratio of service charges collected is primarily the result of an increase in returned item and overdraft fees. Relatively large increases in non-interest income were realized in check card interchange fees and income from operating leases.

There were also several non-recurring items in both 2005 and 2006 that affected the increase in non-interest income. Fourth quarter non-recurring items include: a $403,000 loss on the sale of investments in 2005; a $240,000 write-down of the Company’s investment in Diversified Holdings, Inc., a title insurance holding company, in 2005; a $100,000 gain realized upon the outsourcing of merchant services to First Data in 2006; and an $88,000 gain on a life insurance policy. The difference for the year includes these additional non-recurring items: a $444,000 drop in loan sale income, caused by the bulk sale of $21 million in mortgage loans at a gain of over $500,000 in the first quarter of 2005; and an additional $330,000 write-down of Diversified Holdings in the first quarter of 2005.

The increase in non-interest expense was relatively low for the entire year in comparison to 2005. The increase for the fourth quarter was relatively high, however, due in part to the payment of a $358,000 early termination fee associated with the Company’s online banking platform conversion in 2006. Other non-recurring expense considerations include the recovery of $135,000 in OREO and legal expenses in the fourth quarter of 2006, and a total of $550,000 in OREO write-downs in 2005. Furthermore, the Company’s fourth quarter 2006 tax accrual rate was higher than it normally would have been because it includes a $153,000 cumulative catch-up adjustment related to the first three quarters of 2006, to reflect the fact that stock option expense is not deductible for tax purposes. In comparing 2006 operating expenses to 2005, notable reductions occurred in marketing, legal, and supplies costs. It is expected that marketing costs will increase by $700,000 or more in 2007, however, as the result of deposit initiatives now underway, although no guarantee can be given in that regard. Substantial expense increases can be seen in salaries and benefits, data processing, and depreciation on operating leases in 2006 relative to 2005. Part of the increase in salaries is due to the fact that the Company recognized $314,000 in stock option expense in 2006, whereas none was recognized in 2005.

As expected, loan balances grew by $20 million, or 2%, in the fourth quarter of 2006, a lower rate than in the previous three quarters. This fourth quarter growth brings the increase in outstanding loan and lease balances to $147 million for the year, an increase of 20% due primarily to organic growth in real-estate loans and commercial loans and leases. In 2007, management expects loan growth to continue at the fourth quarter 2006 rate or slightly lower, although no assurance can be provided that this growth will materialize.

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Sierra Bancorp Financial Results

January 22, 2007

Deposits increased by $53 million in 2006, mostly due to a $45 million increase in wholesale-sourced brokered deposits. Money market deposits increased by $8 million due to growth in money market sweep accounts, and time deposits under $100,000 are up by $20 million, but non-interest bearing demand deposits are down by $1 million and NOW/savings deposits are $13 million lower. On a positive note, limited growth in transaction accounts was seen in the fourth quarter of 2006 and new deposit initiatives should help stimulate further growth in 2007, although no assurance can be provided in that regard.

Another noteworthy balance sheet event in 2006 was the refinancing of $15 million in trust-preferred securities (TRUPS) that were originally issued in November 2001, for a future interest expense savings of approximately $350,000 per year. Because of potentially adverse movement in interest spreads, the Company, through a wholly-owned trust subsidiary, issued an additional $15 million in TRUPS in June 2006, about six months ahead of the redemption of its first TRUPS in December 2006. This increased interest expense during the six month overlap by about $100,000, since the TRUPS proceeds replaced $15 million in less-costly wholesale funding for that period, but ultimately resulted in a rate on the new TRUPS that is 30 basis points lower that it otherwise might have been.

2005 Reclassifications

To provide consistency with 2006 financial reporting there were minor reclassifications of 2005 income statement amounts, including but not necessarily limited to the following: Dividends received on restricted stock totaling $238,000 for all of 2005 and $55,000 for fourth quarter 2005 were moved out of interest income and into other non-interest income; and property insurance premiums totaling $134,000 for all of 2005 and $35,000 for fourth quarter 2005 were moved from other non-interest expenses to occupancy expense.

About Sierra Bancorp

Sierra Bancorp is the holding company for Bank of the Sierra (www.bankofthesierra.com), which is now in its 30th year of operations and is the largest independent bank headquartered in the South San Joaquin Valley. The Company has $1.2 billion in total assets and currently maintains twenty branch offices, an agricultural credit center, and an SBA center. In September 2006, Sierra Bancorp was ranked as the 13th best performing mid-tier bank in the nation by U.S. Banker magazine, based on three-year average return on equity.

The statements contained in this release that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company. Readers are cautioned not to unduly rely on forward looking statements. Actual results may differ from those projected. These forward-looking statements involve risks and uncertainties including but not limited to the health of the national and California economies, the Company’s ability to attract and retain skilled employees, customers’ service expectations, the Company’s ability to successfully deploy new technology and gain efficiencies there from, the success of branch expansion, changes in interest rates, loan portfolio performance, the Company’s ability to secure buyers for foreclosed properties, and other factors detailed in the Company’s SEC filings.

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Sierra Bancorp Financial Results

January 22, 2007

CONSOLIDATED INCOME STATEMENT	3-Month Period Ended:			Year Ended:
(in $000’s, unaudited)	12/31/2006	12/31/2005	% Change	12/31/2006	12/31/2005	% Change
Interest Income	$21,763	$17,328	25.6%	$80,778	$64,135	25.9%
Interest Expense	7,664	3,924	95.3%	25,131	13,332	88.5%

Net Interest Income	14,099	13,404	5.2%	55,647	50,803	9.5%

Provision for Loan & Lease Losses	701	800	-12.4%	3,851	3,150	22.3%

Net Int after Provision	13,398	12,604	6.3%	51,796	47,653	8.7%

Service Charges	1,556	1,563	-0.4%	6,049	5,575	8.5%
Loan Sale & Servicing Income	85	12	608.3%	130	617	-78.9%
Other Non-Interest Income	1,348	641	110.3%	5,024	3,460	45.2%
Gain (Loss) on Investments	—	(402)	-100.0%	9	(394)	-102.3%

Total Non-Interest Income	2,989	1,814	64.8%	11,212	9,258	21.1%

Salaries & Benefits	4,576	4,199	9.0%	16,770	15,648	7.2%
Occupancy Expense	1,593	1,517	5.0%	6,505	6,156	5.7%
Other Non-Interest Expenses	2,821	2,133	32.3%	10,566	10,830	-2.4%

Total Non-Interest Expense	8,990	7,849	14.5%	33,841	32,634	3.7%

Income Before Taxes	7,397	6,569	12.6%	29,167	24,277	20.1%
Provision for Income Taxes	2,658	2,233	19.0%	9,977	8,083	23.4%

Net Income	$4,739	$4,336	9.3%	$19,190	$16,194	18.5%

TAX DATA
Tax-Exempt Muni Income	$531	$412	28.9%	$2,040	$1,507	35.4%
Tax-Exempt BOLI Income	$196	$232	-15.5%	$774	$792	-2.3%
Interest Income - Fully Tax Equiv	$22,049	$17,540	25.7%	$81,876	$64,911	26.1%
NET CHARGE-OFFS (RECOVERIES)	$(30)	$2,917	-101.0%	$1,602	$2,662	-39.8%

PER SHARE DATA	3-Month Period Ended:			Year Ended:
(unaudited)	12/31/2006	12/31/2005	% Change	12/31/2006	12/31/2005	% Change
Basic Earnings per Share	$0.48	$0.45	6.7%	$1.96	$1.66	18.1%
Diluted Earnings per Share	$0.46	$0.42	9.5%	$1.87	$1.56	19.9%
Common Dividends	$0.14	$0.12	16.7%	$0.54	$0.45	20.0%

Wtd. Avg. Shares Outstanding	9,775,696	9,731,923		9,766,729	9,763,896
Wtd. Avg. Diluted Shares	10,260,665	10,275,343		10,273,859	10,357,795

Book Value per Basic Share (EOP)	$9.27	$8.10	14.4%	$9.27	$8.10	14.4%
Tangible Book Value per Share (EOP)	$8.70	$7.53	15.5%	$8.70	$7.53	15.5%

Common Shares Outstanding (EOP)	9,749,913	9,723,320		9,749,913	9,723,320

KEY FINANCIAL RATIOS	3-Month Period Ended:			Year Ended:
(unaudited)	12/31/2006	12/31/2005		12/31/2006	12/31/2005
Return on Average Equity	21.18%	22.27%		22.75%	21.47%
Return on Average Assets	1.59%	1.66%		1.70%	1.59%
Net Interest Margin (Tax-Equiv.)	5.34%	5.79%		5.58%	5.64%
Efficiency Ratio (Tax-Equiv.)	51.99%	50.11%		49.63%	52.64%
Net C/O’s to Avg Loans (not annualized)	0.00%	0.40%		0.19%	0.38%

AVERAGE BALANCES	3-Month Period Ended:			Year Ended:
(in $000’s, unaudited)	12/31/2006	12/31/2005	% Change	12/31/2006	12/31/2005	% Change
Average Assets	$1,186,130	$1,038,380	14.2%	$1,131,296	$1,018,733	11.0%
Average Interest-Earning Assets	$1,069,286	$930,664	14.9%	$1,017,494	$914,332	11.3%
Average Gross Loans & Leases	$882,658	$728,776	21.1%	$827,067	$708,002	16.8%
Average Deposits	$857,710	$811,682	5.7%	$830,723	$784,817	5.8%
Average Equity	$88,764	$77,239	14.9%	$84,362	$75,431	11.8%

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Sierra Bancorp Financial Results

January 22, 2007

STATEMENT OF CONDITION	End of Period:
(in $000’s, unaudited)	12/31/2006	12/31/2005	Annual Chg
ASSETS
Cash and Due from Banks	$52,725	$50,147	5.1%
Securities and Fed Funds Sold	196,562	193,676	1.5%

Agricultural	13,193	9,898	33.3%
Commercial & Industrial	133,794	110,683	20.9%
Real Estate	652,089	537,182	21.4%
SBA Loans	25,946	24,190	7.3%
Consumer Loans	54,568	51,006	7.0%
Consumer Credit Card Balances	8,418	8,401	0.2%

Gross Loans & Leases	888,008	741,360	19.8%
Deferred Loan Fees	(3,618)	(2,250)	60.8%

Loans & Leases Net of Deferred Fees	884,390	739,110	19.7%
Allowance for Loan & Lease Losses	(11,579)	(9,330)	24.1%

Net Loans & Leases	872,811	729,780	19.6%

Bank Premises & Equipment	17,978	18,055	-0.4%
Other Assets	74,732	61,028	22.5%

Total Assets	$1,214,808	$1,052,686	15.4%

LIABILITIES & CAPITAL
Demand Deposits	$281,024	$282,451	-0.5%
NOW / Savings Deposits	127,521	140,989	-9.6%
Money Market Deposits	115,266	107,045	7.7%
Time Certificates of Deposit	344,634	285,186	20.8%

Total Deposits	868,445	815,671	6.5%

Subordinated Debentures	30,928	30,928	0.0%
Other Interest-Bearing Liabilities	209,403	113,861	83.9%

Total Deposits & Int.-Bearing Liab.	1,108,776	960,460	15.4%

Other Liabilities	15,661	13,463	16.3%
Total Capital	90,371	78,763	14.7%

Total Liabilities & Capital	$1,214,808	$1,052,686	15.4%

CREDIT QUALITY DATA	End of Period:
(in $000’s, unaudited)	12/31/2006	12/31/2005	Annual Chg
Non-Accruing Loans	$689	$309	123.0%
Over 90 Days PD and Still Accruing	—	—	0.0%
Other Real Estate Owned	—	533	-100.0%

Total Non-Performing Assets	$689	$842	-18.2%

Non-Perf Loans to Total Loans	0.08%	0.04%
Non-Perf Assets to Total Assets	0.06%	0.08%
Allowance for Ln Losses to Loans	1.30%	1.26%

OTHER PERIOD-END STATISTICS	End of Period:
(unaudited)	12/31/2006	12/31/2005
Shareholders Equity / Total Assets	7.4%	7.5%
Loans / Deposits	102.3%	90.9%
Non-Int. Bearing Dep. / Total Dep.	32.4%	34.6%

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